FOURTH AMENDMENT TO AGREEMENT

         THIS FOURTH AMENDMENT TO AGREEMENT made effective as of the 31st day of August, 2001 between JVWEB, INC., a Delaware corporation with offices at 5444 Westheimer, Suite 2080, Houston, Texas 77056 (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, with offices at 40 Wall Street, New York, New York 10005(the "Warrant Agent").

                                    RECITALS:

         WHEREAS, the Company and Warrant Agent entered into a warrant Agreement dated December 15, 1997 (the "Agreement"); and

         WHEREAS, the Company and Warrant Agent amended the Agreement for the first time effective March 31, 1998; and

         WHEREAS, the Company and Warrant Agent amended the Agreement for a second time effective April 15, 1998; and

         WHEREAS, the Company and Warrant Agent amended the Agreement for a third time effective May 1, 2001; and

         WHEREAS, the Company and Warrant Agent desire to amend the Agreement a fourth time upon the terms, provisions and conditions set forth hereinafter;

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements of the Company and Warrant Agent to amend the Agreement, and (b) other good and valuable consideration (the receipt, sufficiency and adequacy of the consideration recited in (a) and (b) immediately preceding are hereby acknowledged and confessed by each party hereto), the Company and Warrant Agent hereby agree as follows (all undefined, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement):

         1.       Amendments  to the  Agreement.  The first  sentence of Section
3.02 of the Agreement is hereby to read in its entirety as follows:

         "A Class A Warrant may be exercised only during the period (the "Class A Warrant Exercise Period") commencing on the effective date (the "Effective Date") of the Registration Statement, and ending at 5:00 p.m. New York City time on the date which is the earlier of (i) February 28, 2002, or (ii) the date fixed for redemption of such Class A Warrant as provided in Article VI of this Agreement (in each such case, the "Class A Warrant Expiration Date")"

         2. Miscellaneous. Except as otherwise expressly provided herein, the Agreement is not amended, modified or affected by this Fourth Amendment. Except as expressly set forth herein, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Agreement are herein ratified and confirmed and shall remain in full force and effect. On and after the date on which this Fourth Amendment becomes effective, the terms, "Agreement," "hereof," "herein," "hereunder" and terms of like import, when used herein or in the Agreement shall, except where the context otherwise requires, refer to the Agreement, as amended by this Fourth Amendment. This Fourth Amendment may be executed into one or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Fourth Amendment to Agreement has been duly executed by the parties hereto under their respective corporate seals as of the day and year first above written.

JVWEB, INC.                                          AMERICAN STOCK TRANSFER
                                                     & TRUST COMPANY

By:  /s/ Greg J. Micek                      By:   /s/ Herb Lemmer
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         Greg J. Micek, President                    Herb Lemmer, Vice President